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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A


           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:
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    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12


                             Heritage Commerce Corp
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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CONTAINED  IN THIS FORM ARE NOT REQUIRED TO RESPOND  UNLESS THE FORM  DISPLAYS A
CURRENTLY VALID OMB CONTROL NUMBER.

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


From: Brad Smith

Sent: Monday, April 26, 2004 12:05 PM

To: Bank Employees

Subject: Important Message

** High Priority **


I wanted to take a moment to make all Heritage Bankers aware of an issue that has surfaced recently and will surely come up to many of you in the form of questions from customers, Heritage shareholders and friends during the next few weeks.

Late Friday afternoon, a group calling themselves the "Concerned Shareholders Committee of Heritage Commerce Corp" filed documents with the SEC (Securities and Exchange) that effectively gives them the opportunity to place a proxy ballot in front of Heritage shareholders that is substantially different than the proxy that was forwarded to shareholders earlier by our own Board of Directors. Specifically, the proxy from this dissident group seeks shareholder approval to unseat two of our Directors and increase the size of the Board from its current 12 members to 13, effectively placing three of their own members on the Heritage Board. Their "platform" for pursuit of this proxy contest centers around their own perceptions regarding the following: poor financial performance; lack of strategic plan; and weak corporate governance.

I want all Heritage Bankers to know that your Board and Management vigorously oppose the proxy proposal from these dissidents and we will actively work to convince shareholders to vote the proxy forwarded to them earlier. In fact, we ask that all Heritage Bankers that are Heritage shareholders support our own proxy by voting your shares using the "white" card that has been forwarded to you. Although our opposition will be a necessary and important part of Board and Senior Management's work from now until our Annual Meeting of Shareholders scheduled for May 27th, it is absolutely imperative that we all continue "on course" with service to our customers and development of new business opportunities. We will be communicating more details on our position regarding the issues raised by the dissidents with our shareholders in the near future. We find this proxy contest to be ill-founded and uninformed and believe that our track record to date gives our entire Heritage management and staff tremendous credibility. For your review, I have attached our first quarter press release that was issued Friday afternoon and will follow with subsequent releases that may occur as we proceed forward on this proxy issue.

It is important that any questions that may be asked of you by customers, prospects and/or shareholders regarding this issue during the course of your day be directed to Rebecca Levey (494-4513). She will coordinate the response from the appropriate party. If you have any questions regarding this issue, please contact me and I will be happy to respond. Once again, it is important that we proceed with "business as usual". Please contact me if you have any questions or comments.

Brad L. Smith
Chief Executive Officer

                                  PRESS RELEASE


HERITAGE                            FOR ADDITIONAL INFORMATION, CONTACT:
COMMERCE CORP                       ____________________________________
                                    Brad Smith, CEO.......(408) 947-6900
                                    Rebecca Levey SVP/Marketing...(408) 494-4513
________________________________________________________________________________

For Immediate Release: April 23, 2004


         HERITAGE COMMERCE CORP REPORTS 1Q04 NET INCOME OF $2.0 MILLION,
            OR $0.17 EPS; CORE DEPOSITS INCREASE 13% TO $776 MILLION


San Jose, CA - April 23, 2004 - Heritage Commerce Corp (the "Company")  (Nasdaq:
HTBK), parent company of Heritage Bank of Commerce, today reported first quarter net income increased 4%, as assets increased 12% and core deposits rose 13% boosted by a strong start for its new Los Gatos office and solid contribution from all divisions/offices. Net income was $2.0 million, or $0.17 diluted per share, compared to $1.9 million, or $0.17 diluted per share, in the first quarter ended March 31, 2003.

"The first quarter puts us well on our way to achieving our strategic plan for the year," said Brad L. Smith, CEO. "Our focus over the past decade has been to build a solid business banking franchise and quickly capture the banking business of the region's entrepreneurs. We have invested heavily in the infrastructure and talent that provides the high-level of service and breadth of products required to meet the needs of the closely-held business professional. With this infrastructure in place, we are now shifting our focus to optimize profitability and shareholder value. Frankly, we won't be satisfied until we reach performance in the top quartile of our peers, which is the overall goal of our strategic plan."


FINANCIAL HIGHLIGHTS (1Q04 versus 1Q03):

o Assets increased 12% to $1.06 billion.

o Net interest income after provision for loan losses increased 10% to $9.2 million.

o Servicing income from loans rose 19% to $505,000.

o Income from service charges and account fees increased 15% to $473,000.

o Net income increased 4% to $2.0 million, or $0.17 per diluted share.

o Core deposits, excluding time deposits $100,000 and over, grew 13% to $776 million.

o Nonperforming assets were unchanged at $4.8 million, or 0.45% of total assets.

o Commercial  loans  increased  7%  to $276  million,  or 41 % of gross loans.


ECONOMIC DEVELOPMENTS

"When we established Heritage Bank of Commerce in 1994 with $14 million in capital, we set an ambitious goal of growing assets to $1 billion within ten years. Due to the hard work and dedication of our team, we achieved that goal in 9 years, crossing the billion dollar mark in December," Smith said.

"The difficult regional economic conditions coupled with an unfavorable interest rate environment constrained loan growth and dampened profitability in the past few years. In spite of this difficult climate, we've made strong, even extraordinary, progress in building the institution," said Richard L. Conniff, C00.

"The recent positive reports on job growth and the state economic recovery are good news for us," said Smith. The Silicon Valley SAN JOSE BUSINESS JOURNAL reported in a March 26, 2004 article, "...the unemployment rate in Santa Clara County dropped to 6.8% in February from 7.1% in January. ... manufacturing employment overall showed its first increase (in February) since December 2000 .
....  Employment in the information  sector was up 1%. Internet,  Web service and hosting employment was also up 1 %. Telecommunications jumped 1.9%."

"We are beginning to see strengthening demand for new loans, particularly for residential and small commercial construction projects," said Smith. "The SBA's decision to restore funding levels for small business owners is also a very positive sign. As one of the top ten SBA lenders in California, the temporary, yet severe, curtailment of SBA

________________________________________________________________________________

150 Almaden Boulevard o San Jose, CA 95113 o (408) 947-6900 o fax (408) 947-6910
lending limits imposed during the first quarter reduced our SBA loan originations by 32% to $12.5 million from $18.3 million a year ago. Fortunately, demand in this sector appears to have been delayed rather than eliminated, and our SBA loan pipeline is very strong. In the first quarter, we opened a new SBA lending office in Irvine, expanding our business lending presence in Southern California."


ACCOMPLISHMENTS REVIEW

In its first decade of operations, Heritage Commerce Corp has generated strong growth. The following highlights a few of the accomplishments of the past six years:

o Net income's compounded average growth rate (CAGR) was 18% from 1997 to 2003.

o Earnings per share have grown at a CAGR of 14% since 1997.

o Assets grew at a CAGR of 17% in the past six years.

o Deposits posted a CAGR of 15% from 1997 to 2003.

o The loan portfolio showed a CAGR of 22% in the past six years.

o Asset quality has remained well above that of similar sized banks, both in California and nationwide.
  -  Nonperforming  loans to total loans are well below peers.
  - Loan loss reserves to total loans continue to be well above the peer average.


FIRST QUARTER OPERATING RESULTS

Net interest income totaled $9.8 million in 1 Q04 compared to $9.7 million in 1 Q03. A 21 % decrease in interest expense offset a 4% decrease in interest income. Net interest margin was 4.38% and has been gradually improving over the last few quarters, up 4 basis points from 4Q03 and 37 basis points higher than the all-time low of 4.01% reported in 3Q03. "We have positioned our portfolio to benefit from rising interest rates, in anticipation of improving economic activity and the likely associated change in Fed monetary policy," said Richard Conniff, Chief Operating Officer. "It appears that an upturn in rates is approaching, and the margin compression we've experienced in the past three years will stabilize and margins may begin to expand."

First quarter 2004 noninterest income dropped 17% to $2.5 million from $3.0 million in the first quarter of the previous year. Gain on sale of SBA loans increased 31 %, loan servicing income increased 19%, and service charges and other fees grew 15% in the first quarter of 2004 compared to the like period a year ago. Offsetting these gains were lower gain on sale of securities, which decreased $213,000 and a $244,000 drop in residential mortgage loan brokering fees. "We also reclassified an equipment lease into a direct financing lease, which is now included in loans. As a result, the payment amounts are now recorded as principle and interest payments rather than noninterest income and expenses," Conniff explained.

Operating expenses were $8.7 million for the first quarter of 2004, a 2% increase from the year-ago quarter, and a 4% decline from the preceding quarter. "With our branch footprint now established, earnings optimization, cost containment and productivity improvement are now our focus. We invested heavily in the last two quarters in a new outsourced data processing platform and anticipate savings of approximately $200,000 pre-tax per year, going forward," said Larry McGovern, CFO. "Outsourcing data processing cost $335,000 in 4Q03 and $195,000 in 1Q04. In addition, the Los Gatos branch, opened in December 2003, is now beginning to contribute to revenues. With the investment in a new technology platform complete and as our new branch begins contributing to revenues, we anticipate improvements in our efficiency ratio in the remainder of the year." Heritage Commerce Corp's efficiency ratio was 71.01% in the first quarter of 2004 compared to 73.96% in the prior quarter and 67.25% in the year ago quarter.


CAPITAL MANAGEMENT AND CREDIT QUALITY

At March 31, 2004, total assets increased 12% to $1.06 billion from $943 million at March 31, 2003. In the first quarter, total deposits grew 7% to $885 million from $825 million a year ago. More importantly, core deposits, the lowest-cost funding source for the company, increased 13% to $776 million from $688 million at the end of the first quarter of 2003. Noninterest bearing deposits grew 17% to $288 million, representing 33% of total deposits, whereas a year ago they represented 30% of total deposits. "Our entire branch team is focused on building core deposits, and I am proud of the success they produced this quarter. Our Los Gatos branch has over $11 million in deposits in its first four months of operation and is off to a splendid start," Smith noted.

Total loans grew 3% in 1Q04, with commercial real estate mortgage loans up 15% and commercial loans up 7% from the first quarter of 2003. "Our commercial real estate loans are primarily mini-perm loans, which amortize on a long-term schedule with a five to seven year renewal/refinance period. This type of loan provides affordable payments for the borrower and allows newer projects to establish an income history prior to placement of permanent financing. For the lender, mini-perm loans offer solid yields and the opportunity to review and reprice the loan at regular intervals," Smith noted.

Real estate construction loans were flat at $101 million when compared to the prior quarter, but down 28% from the same period a year ago. "Construction loans turn over relatively quickly, as projects are completed and sold or refinanced," said Smith. "Softness in the local commercial real estate market has made it more difficult to maintain that portion of the construction loan portfolio. Residential real estate, however, has not only held its value, but has also shown enormous resilience in this economic cycle. Continuing strong demand for residential housing in the face of limited supply remains a solid support for our construction lending department."

Credit quality  remained strong in the first quarter with  nonperforming  assets
(NPA) unchanged from a year ago at $4.8 million, or 0.45% of total assets, and nonperforming loans (NPL) to gross loans were 0.72% versus 0.74% for the year earlier period. Excluding SBA guarantees on the nonperforming loans, NPA/Assets was 0.42% and NPL/Gross Loans was 0.67%. The allowance for loan and lease losses was $12.2 million, or 1.81% of total loans and represents 253% of nonperforming loans, at March 31, 2004.

As reported in the Form 10-K for the fiscal year ended December 31, 2003, during the first quarter the Company identified a $4 million unsecured commercial line of credit with risks that created doubt about full repayment under the original terms of the agreement. During the first quarter of 2004, the loan was placed on nonaccrual and a specific reserve was established. Subsequent to placement on nonaccrual, the Company was advised that the borrower had filed for bankruptcy protection. Although the Company continues to negotiate with the borrower within the framework of the bankruptcy, $2.0 million was charged-off during 1Q04, and a specific reserve of $1.0 million was established for the remaining balance of $2.0 million.

Shareholders' equity increased 11 % to $93 million, or $8.12 per share at March 31, 2004, compared to $84 million, or $7.50 per share, a year earlier. Capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies, The Company's leverage ratio at March 31, 2004, was 11.54% compared to 11.25% at March 31, 2003.

HERITAGE COMMERCE CORP, a bank holding company established in February 1998, is the parent company of Heritage BANK OF Commerce, headquartered in San Jose with an office located in Los Gatos. HERITAGE BANK OF COMMERCE is an independent full service community business bank with three divisions: Heritage BANK EAST BAY, in Fremont and Danville; Heritage BANK SOUTH Valley in Morgan Hill and Gilroy, and BANK OF LOS ALTOS, with two locations in Los Altos and one in Mountain View. Additionally, Heritage Capital Group, the bank's asset based lending division, has offices in San Jose and Los Angeles. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the third largest SBA lender in Northern California, eighth in the State, and has SBA Loan Production Offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville, Chico, Glendale, Irvine and Pittsburg, California.
________________________________________________________________________________

                      FORWARD LOOKING STATEMENT DISCLAIMER

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, results of bankruptcy proceedings in which the Company is an unsecured creditor, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-0 as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.



CONSOLIDATED INCOME STATEMENT                                  3-Month Period Ended:                Percent Change From:
                                                       ______________________________________     ________________________
(IN $000'S, UNAUDITED)                                 3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

Interest Income                                        $  11,984     $   12,219     $  12,448            -2%           -4%
Interest Expense                                           2,189          2,309         2,773            -5%          -21%
                                                       _________     __________     _________
    Net Interest Income                                    9,795          9,910         9,675            -1%            1%
Provision for Loan Losses                                    600            400         1,300            50%          -54%
                                                       _________     __________     _________
Net Interest Income after Loan Loss Provision              9,195          9,510         8,375            -3%           10%
Noninterest Income:
    Gain on Sale of Loans                                    727            523           557            39%           31%
    Servicing Income                                         505            480           425             5%           19%
    Service Charges and Other Fees                           473            478           411            -1%           15%
    Appreciation of Corporate Owned Life Insurance           329            260           334            27%           -1%
    Equipment Leasing                                          0            267           310          -100%         -100%
    Gain on Sale of Securities Available-for-Sale            212            203           425             4%          -50%
    Mortgage Brokerage Fees                                  119            161           363           -26%          -67%
    Other                                                    109            114           139            -4%          -22%
                                                       _________     __________     _________
Total Noninterest Income                                   2,474          2,486         2,964             0%          -17%
Noninterest Expense:
    Salaries & Employee Benefits                           4,720          4,311         4,704             9%            0%
    Occupancy & Equipment                                  1,287          1,465         1,210           -12%            6%
    Other                                                  2,705          3,268         2,586           -17%            5%
                                                       _________     __________     _________
Total Noninterest Expense                                  8,712          9,044         8,500            -4%            2%
Income Before Taxes                                        2,957          2,952         2,839             0%            4%
Provision for Income Taxes                                   950            910           910             4%            4%
                                                       _________     __________     _________
NET INCOME                                             $   2,007     $    2,042     $   1,929            -2%            4%
                                                       =========     ==========     =========




PER SHARE DATA                                                 3-Month Period Ended:                Percent Change From:
                                                       ______________________________________     ________________________
(UNAUDITED)                                            3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

Basic Earnings Per Share                                  $ 0.18         $ 0.18        $ 0.17             0%            6%
Diluted Earnings Per Share                                $ 0.17         $ 0.17        $ 0.17             0%            0%
Weighted Average Basic Shares Outstanding             11,375,388     11,280,892    11,135,467             1%            2%
Weighted Average Diluted Shares Outstanding           11,798,329     11,697,883    11,396,899             1%            4%
Common Shares Outstanding                             11,495,008     11,381,037    11,222,564             1%            2%
Book Value Per Share                                      $ 8.12         $ 7.89        $ 7.50             3%            8%
Tangible Book Value Per Share                             $ 8.12         $ 7.89        $ 7.50             3%            8%





KEY FINANCIAL RATIOS                                           3-Month Period Ended:                Percent Change From:
                                                       ______________________________________     ________________________
(UNAUDITED)                                            3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

Return on Average Equity                                   8.83%          9.18%         9.32%            -4%           -5%
Return on Average Assets                                   0.82%          0.82%         0.85%             0%           -4%
Net Interest Margin                                        4.38%          4.34%         4.64%             1%           -6%
Efficiency Ratio                                          71.01%         72.96%        67.25%            -3%            6%





AVERAGE BALANCES                                               3-Month Period Ended:                Percent Change From:
                                                       ______________________________________     ________________________
(IN $000'S, UNAUDITED)                                 3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

Average Assets                                         $ 979,787      $ 989,646     $ 922,956            -1%            6%
Average Earning Assets                                 $ 898,992      $ 905,932     $ 846,099            -1%            6%
Average Gross Loans & Leases                           $ 660,446      $ 654,322     $ 663,361             1%            0%
Average Deposits                                       $ 824,714      $ 838,463     $ 804,008            -2%            3%
Average Equity                                         $  91,380      $  88,278     $  83,948             4%            9%


_______________________________________________________________________________

150 Almaden Boulevard o San Jose, California 95113 o (408) 947-6900 o fax (408) 947-6910



CONSOLIDATED BALANCE SHEET                                         End Of Period:                   Percent Change From:
                                                       ______________________________________     ________________________
(IN $000'S, UNAUDITED)                                 3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

ASSETS
Cash and Due from Banks                               $   51,725     $   42,017     $  42,663            23%           21%
Fed Funds Sold                                            67,700         72,200        81,300            -6%          -17%
Investment Securities                                    207,213        155,977       102,392            33%          102%
Loans Held For Sale                                       25,512         30,638        26,776           -17%           -5%
Loans:
   Real Estate - Mortgage                                287,833        276,908       250,668             4%           15%
   Real Estate- Land and Construction                    101,389        101,082       141,165             0%          -28%
   Commercial Loans                                      275,536        281,561       256,359            -2%            7%
   Direct Financing Lease                                  3,749          3,931             0            -5%           N/A
   Consumer Loans                                          1,715          1,743         2,823            -2%          -39%
                                                      __________     __________     _________
Gross Loans                                              670,222        665,225       651,015             1%            3%
Deferred Loan Costs                                          517            863           511           -40%            1%
                                                      __________     __________     _________
   Loans, Net of Deferred Costs                          670,739        666,088       651,526             1%            3%
Allowance for Loan Losses                                (12,151)       (13,451)      (14,247)          -10%          -15%
                                                      __________     __________     _________
   Net Loans                                             658,588        652,637       637,279             1%            3%
Premises & Equipment, Net                                  3,711          4,034         4,880            -8%          -24%
Accrued Interest Receivable and Other Assets              46,274         45,698        47,825             1%           -3%
                                                      __________     __________     _________
   TOTAL ASSETS                                       $1,060,723     $1,003,201     $ 943,115             6%           12%
                                                      ==========     ==========     =========
LIABILITIES & SHAREHOLDER'S EQUITY
Liabilities:
   Deposits
     Demand Deposits - Noninterest Bearing            $  287,633     $  238,423     $ 245,203            21%           17%
     Demand Deposits - Interest Bearing                  108,764        105,260        94,499             3%           15%
     Savings/ Money Market                               340,212        345,886       303,278            -2%           12%
     Time Deposits, Under $100                            39,724         39,869        45,154             0%          -12%
     Time Deposits, $100 and Over                        108,652        105,972       136,492             3%          -20%
                                                      __________     __________     _________
Total Deposits                                           884,985        835,410       824,626             6%            7%
Other Borrowings                                          48,600         43,600             0            11%           N/A
Notes Payable To Subsidiary Grantor Trusts                23,702         23,702        23,000             0%            3%
Accrued Interest Payable and Other Liabilities            10,057         10,643        11,346            -6%          -11%
                                                      __________     __________     _________
Total Liabilities                                        967,344        913,355       858,972             6%           13%
Shareholders' Equity:
   Common Stock                                           65,395         64,791        63,657             1%            3%
   Accumulated Other Comprehensive Income, Net of
      Taxes                                                1,000             79         1,362         1,166%          -27%
   Retained Earnings                                      26,984         24,976        19,124             8%           41%
                                                      __________     __________     _________
Total Shareholders' Equity                                93,379         89,846        84,143             4%           11%
                                                      __________     __________     _________
   TOTAL LIABILITIES FR SHAREHOLDERS' EQUITY          $1,060,723     $1,003,201     $ 943,115             6%           12%
                                                      ==========     ==========     =========





CREDIT QUALITY DATA                                                End Of Period:                   Percent Change From:
                                                       ______________________________________     ________________________
(IN $000'S, UNAUDITED)                                 3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

Nonaccrual Loans                                         $ 4,171        $ 3,972       $ 4,800             5%          -13%
Over 90 Days Past Due and Still Accruing                     630            608             0             4%           N/A
Other Real Estate Owned                                        0              0             0             0%            0%
                                                       _________     __________     _________
   TOTAL NONPERFORMING ASSETS                            $ 4,801        $ 4,580       $ 4,800             5%            0%
                                                       =========     ==========     =========
Net Charge-offs/(Recoveries)                               1,901            (12)          280            N/M           N/M
Net Charge-offs/(Recoveries) as Percent of Average
   Loans                                                   1.16%         -0.01%         0.17%            N/M           N/M
Allowance for Loan Losses to Total Loans                  1.81 %          2.02%         2.19%           -10%          -17%
Allowance for Loan Losses to Nonperforming Loans         253.04%        293.69%       296.81%           -14%          -15%
Nonperforming Assets to Total Assets                       0.45%          0.46%         0.51%            -2%          -11%
Nonperforming Loans to Total Loans                         0.72%          0.69%         0.74%             4%           -3%





OTHER PERIOD-END STATISTICS                                        End Of Period:                   Percent Change From:
                                                       ______________________________________     ________________________
(IN $000'S, UNAUDITED)                                 3/31/2004     12/31/2003     3/31/2003     12/31/2003     3/31/2003

Shareholders' Equity / Total Assets                        8.80%          8.96%         8.92%            -2%           -1%
Loan to Deposit Ratio                                     75.79%         79.73%        79.01%            -5%           -4%
Noninterest Bearing Deposits / Total Deposits             32.50%         28.54%        29.74%            14%            9%
Leverage Ratio                                            11.54%         11.17%        11.25%             3%            3%
